Exhibit 99.1

Contacts:	Investors: Vincent L. Sadusky Chief Financial Officer (401) 457-9403	Media: Mark Semer Kekst and Company (212) 521-4802

LIN TV REPORTS 2004 FOURTH-QUARTER AND YEAR-END
RESULTS

PROVIDENCE, RHODE ISLAND, February 9, 2005 — LIN TV Corp. (NYSE: TVL), the parent of LIN Television Corporation, today reported financial results for the fourth quarter and year ended December 31, 2004.

Net revenues for the fourth quarter of 2004 were $107.7 million, an increase of 13.0% over net revenues of $95.3 million in the fourth quarter of 2003. Direct operating and selling, general and administrative expenses, which exclude depreciation, were $52.3 million, a 5.4% increase on an aggregate basis from $49.6 million in the fourth quarter of 2003. Amortization of program rights decreased 12.7% to $7.2 million in the fourth quarter of 2004 from $8.2 million in the fourth quarter of 2003, and depreciation and amortization increased 2.0% to $8.8 million from $8.6 million. Corporate overhead increased $0.7 million to $5.0 million from $4.3 million in the comparable 2003 period. Operating income for the fourth quarter of 2004 was $34.4 million compared to an operating loss of $27.1 million for the fourth quarter of 2003. Operating loss for the fourth quarter of 2003 included a $51.7 million pre-tax impairment in the carrying value of broadcast licenses, which was reflected as an operating expense.

Net income for the fourth quarter of 2004 was $62.2 million, or $1.15 per diluted share, compared to a net loss of $44.2 million, or $0.88 per diluted share, during the fourth quarter of 2003. During the fourth quarter of 2004, the Company reversed its valuation allowance for taxes resulting in a $50.1 million increase in net income.

Net revenues during the year ended December 31, 2004 increased 9.5% to $374.8 million from $342.4 million for year ended December 31, 2003. For the year ended December 31, 2004, net income was $93.0 million, or $1.64 per diluted share, compared to a net loss of $90.4 million, or $1.81 per diluted share, for the year ended December 31, 2003. Operating income increased

$71.3 million to $101.0 million for the year ended December 31, 2004 from $29.7 million in the comparable period.

Capital expenditures were $11.3 million during the fourth quarter of 2004 compared to $13.4 million in the fourth quarter of 2003. The Company received $2.4 million in cash distributions from equity investments in the fourth quarter of 2004 compared to $2.7 million in the fourth quarter of 2003.

CEO Comment

Gary Chapman, LIN TV Corp.’s Chairman, President and Chief Executive Officer, said, “We are very pleased with LIN TV’s financial and operational performance during 2004. We generated the highest revenue and operating income in our history due to our continued focus on news leadership and expense control, combined with an improving advertising environment. In the fourth quarter revenue and net income was higher than expected as a result of strength in political advertising. In addition, WAPA, our Puerto Rico station, recovered faster than expected from September’s hurricanes and was the highest prime time rated station on the island, ahead of Univision and Telemundo. We look forward to building on our recent successes in 2005.”

Balance Sheet

Total debt outstanding on December 31, 2004 was $632.8 million and cash and cash equivalent balances were $14.8 million. The Company’s net consolidated leverage as defined in its credit facility was approximately 4.4x as of December 31, 2004.

Guidance

Based on current pacings, LIN TV believes that first quarter revenue will be flat to slightly down compared to net revenue of $79.8 million for the first quarter of 2004. Guidance for the year ending December 31, 2005 is as follows:

* Direct operating and SG&A expenses	Approximately $207 - $210 million
Program amortization	Approximately $23 - $25 million
Cash payments for programming	Approximately $26 - $28 million
Depreciation and amortization	Approximately $31 - $33 million
Cash interest expense	Approximately $31 - $33 million
* Corporate overhead	Approximately $17 - $19 million
Capital expenditures	Approximately $22 - $24 million
Cash taxes	Approximately $9 - $11 million

* Includes approximately $1.0 million and $1.3 million of stock option compensation in direct operating and corporate overhead expenses, respectively, resulting from the adoption of the proposed amendment to Financial Accounting Standards Board Statement No. 123 which would require the fair-value-based method of accounting of all share-based compensation beginning in the third quarter of 2005.

About LIN TV
LIN TV Corp. is an owner and operator of 23 television stations in 13 mid-sized markets in the U.S. and Puerto Rico.

LIN TV owns approximately 20% of KXAS-TV in Dallas, Texas and KNSD-TV in San Diego, California through a joint venture with NBC, and is a 50% non-voting investor in Banks Broadcasting, Inc., which owns KWCV-TV in Wichita, Kansas and KNIN-TV in Boise, Idaho. The financial results of Banks Broadcasting, Inc. are consolidated with LIN pursuant to FIN 46 and. LIN TV also is a one-third owner of WAND-TV, the ABC affiliate in Decatur, Illinois, which it manages pursuant to a management services agreement.

Financial information and overviews of LIN TV’s stations are available on the Company’s website at www.lintv.com.

Conference Call

LIN TV will hold a conference call to discuss its fourth quarter 2004 results TODAY, Wednesday, February 9, 2005, at 8:30 am ET. To participate in the call, please call (800) 946-0785 (U.S. callers) or (719) 457-2661 (international callers) approximately 10 minutes prior to the scheduled start of the call and reference 1658452. The call can also be accessed via the investor relations section of the company’s website at www.lintv.com (listen-only).

If you are unable to participate in the live call, a taped replay will be available from 11:30 am ET today until Friday, February 17, 2005 at midnight ET. The replay can be accessed by dialing (888) 203-1112 (U.S. callers) or (719) 457-0820 (international callers), and using passcode 1658452. The replay can also be accessed at the company’s website from 1:00 pm today until midnight on February 17, 2005.

Safe Harbor Statement

This press release may include statements that may constitute “forward-looking statements,” including the information under the caption “Guidance” and other estimates of future business prospects or financial results and statements containing the words “believe,” “estimate,” “project,” “expect,” or similar expressions. Forward-looking statements inherently involve risks and uncertainties, including, among other factors, general economic conditions, demand for advertising, the war in Iraq or other geopolitical events, competition for audience and programming, government regulations and new technologies, that could cause actual results of LIN TV to differ materially from the forward-looking statements. Factors that could contribute to such differences include the risks detailed in the Company’s registration statements and periodic reports filed with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

#     #     #

LIN TV CORP.
Unaudited Condensed Consolidated Statements of Operations
(In thousands, except per share information)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net revenues	$107,660	$95,304	$374,847	$342,413

Operating costs and expenses:
Direct operating (excluding depreciation of $8.6 million and $8.2 million for the three months ended December 31, 2004 and 2003, respectively, and $31.3 million and $30.7 million for the year ended December 31, 2004 and 2003, respectively)	26,422	25,685	102,080	99,618
Selling, general and administrative	25,828	23,894	95,553	88,876
Amortization of program rights	7,194	8,239	25,310	24,441
Corporate	5,016	4,317	18,586	16,216
Impairment of broadcast licenses	—	51,665	—	51,665
Depreciation and amortization of intangible assets	8,766	8,598	32,311	31,890

Total operating costs	73,226	122,398	273,840	312,706

Operating income (loss)	34,434	(27,094)	101,007	29,707

Other (income) expense:
Interest expense, net	11,347	12,232	45,761	59,490
Share of income (loss) in equity investments	(2,414)	1,858	(7,428)	(478)
Minority interest in loss of Banks Broadcasting Inc.	18	—	(454)	—
(Gain) loss on derivative instruments	(1,581)	4,630	(15,227)	(2,620)
Loss on extinguishment of debt	—	516	4,447	53,621
Other, net	813	339	1,951	1,050

Total other expense, net	8,183	19,375	29,050	111,063

Income (loss) from continuing operations before provision for income taxes and cumulative effect of change in accounting principle	26,251	(46,469)	71,957	(81,356)
(Benefit) provision for income taxes	(35,991)	(2,142)	(19,031)	9,229

Income (loss) from continuing operations before cumulative effect of change in accounting principle	62,242	(44,327)	90,988	(90,585)

Discontinued operations:
Loss (income) from discontinued operations, net of tax provision of $206 and $824 for the three months and year ended December 31, 2003, respectively, and $311 for the year ended December 31, 2004	—	(161)	(44)	17

Loss (gain) from sale of discontinued operations, net of tax provision of $109 for the year ended December 31, 2003 and a tax benefit of $1,094 for the year ended December 31, 2004	—	—	1,284	(212)

Cumulative effect of change in accounting principle, net of tax effect of $0	—	—	(3,290)	—

Net income (loss)	$62,242	$(44,166)	$93,038	$(90,390)

Basic income (loss) per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$1.23	$(0.88)	$1.81	$(1.81)
(Loss) income from discontinued operations, net of tax	—	—	—	—
(Loss) gain from sale of discontinued operations, net of tax	—	—	(0.03)	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.07	—
Net income (loss)	1.23	(0.88)	1.85	(1.81)

Weighted — average number of common shares outstanding used in calculating basic income (loss) per common share	50,423	50,105	50,309	49,993

* Diluted income (loss) per common share:
Income (loss) from continuing operations before cumulative effect of change in accounting principle	$1.15	$(0.88)	$1.60	$(1.81)
(Loss) income from discontinued operations, net of tax	—	—	—	—
(Loss) gain from sale of discontinued operations, net of tax	—	—	(0.02)	—
Cumulative effect of change in accounting principle, net of tax	—	—	0.06	—
Net income (loss)	1.15	(0.88)	1.64	(1.81)

Weighted — average number of common shares outstanding used in calculating diluted income (loss) per common share	54,095	50,105	54,056	49,993

Supplemental Financial Data:
Debt outstanding	$632,841	$700,367	$632,841	$700,367
Cash and cash equivalents	14,797	9,475	14,797	9,475
Capital expenditures	11,310	13,351	28,810	28,357
Program rights payments	6,714	5,798	25,050	23,029
Capital distributions from equity investments	2,445	2,650	7,948	7,540
Cash taxes	871	710	5,621	5,758

Interest Expense Components:
Senior Credit Facility	$2,095	$1,834	$8,033	$7,194
$300,000, 8 3/8% Senior Subordinated Notes	—	3	—	11,448
$200,000, 6 1/2% Senior Subordinated Notes	3,250	3,337	13,040	8,393
$125,000, 2.50% Exchangeable Senior Subordinated Debentures	816	895	3,201	2,110
$166,440, 8% Senior Notes	3,330	4,183	13,883	16,783
$276,000, 10% Senior Discount Notes	—	—	—	330
$100,000, 10% Senior Discount Notes	—	4	—	194
Interest income	(134)	(91)	(418)	(1,015)

Interest expense before amortization of discount and deferred financing fees	9,357	10,165	37,739	45,437

Amortization of discount and deferred financing fees	1,990	2067	8,022	14,053

Total interest expense, net	$11,347	$12,232	$45,761	$59,490

*	Diluted income (loss) per share includes the effect of the Company’s contingently convertible debt on an “as-converted basis” for all periods presented in accordance with Emerging Issues Task Force Issue 04-8. “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” which was effective for reporting periods ending after December 15, 2004.